Exhibit 3.1

Delaware	Page 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “OUTLOOK THERAPEUTICS, INC.”, FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF MARCH, A.D. 2021, AT 11:01 O`CLOCK A.M.

5857184 8100	Authentication: 202808736
SR# 20211021730	Date: 03-24-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF OUTLOOK THERAPEUTICS, INC.

Outlook Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies that:

First: The name of the Company is Outlook Therapeutics, Inc. (the “Company”).

Second: The date of filing of the filing the original Certificate of Incorporation of this Company with the Secretary of State of the State of Delaware was October 22, 2015 and the date of filing of the Amended and Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware was May 18, 2016.

Third: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions further amending its Amended and Restated Certificate of Incorporation as follows:

Paragraph A of ARTICLE IV of the Company’s Amended and Restated Certificate of Incorporation be, and it hereby is, amended and restated to read in its entirety as follows:

“A.       The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is three hundred thirty-five million (335,000,000) shares. Three hundred twenty-five million (325,000,000) shares shall be Common Stock, each having a par value of one cent ($0.01). Ten million (10,000,000) shares shall be Preferred Stock, each having a par value of one cent ($0.01).”

Fourth: The foregoing amendment was submitted to the stockholders of the Company for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

In Witness Whereof, Outlook Therapeutics, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer, Chief Financial Officer, President, and Secretary this 24th day of March, 2021.

Outlook Therapeutics, Inc.

By:	/s/ Lawrence A. Kenyon
Lawrence A. Kenyon
Chief Executive Officer, Chief Financial Officer, President, and Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:01 AM 03/24/2021
FILED 11:01 AM 03/24/2021
SR 20211021730 - File Number 5857184